As filed with the Securities and Exchange Commission on July 27, 2005
Registration No. 333-126719

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________________

LIFECELL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	76-0172936
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

One Millennium Way, Branchburg, New Jersey 08876
(Address of principal executive offices; zip code)

LifeCell Corporation Equity Compensation Plan
(Full title of the plan)

Paul G. Thomas
President, Chief Executive Officer and Chairman of the Board of Directors
LifeCell Corporation
One Millennium Way, Branchburg, New Jersey 08876
(908) 947-1100
(Name, address and telephone number,
including area code, of agent for service)

Copies to:
Steven M. Skolnick, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $.001 per share	5,850,000 shares (1)(3)	$16.24	$95,004,000	$11,182(4)

(1) Based on the number of shares of common stock reserved for issuance pursuant to the LifeCell Corporation Equity Compensation Plan. In addition to such shares, this Registration Statement also covers additional shares of common stock as may be issuable pursuant to the anti-dilution provisions thereof.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low sale prices for a share of common stock on the NASDAQ Stock Market’s National Market on July 22, 2005.

(3) Includes shares registered by the Registrant pursuant to a Registration Statement on Form S-8 filed on July 20, 2005, File Number 333-126719.

(4) Includes $8,331.25 previously paid by the Registrant in connection with its filing of a Registration Statement on Form S-8 filed on July 20, 2005, File Number 333-126719.

EXPLANATORY NOTE

LifeCell Corporation registered 4,250,000 shares of its common stock for future issuance under the LifeCell Corporation Equity Compensation Plan on Form S-8 (File No. 333-126719), filed with the Securities and Exchange Commission on July 20, 2005. This Post Effective Amendment No. 1 is being filed to register an additional 1,600,000 shares of LifeCell Corporation’s common stock issuable under the plan and, except as stated in this Post Effective Amendment No. 1, incorporates by reference the information contained in the Registration Statement on Form S-8 (File No. 333-126719).

PART I

This registration statement is filed to register an aggregate of 5,850,000 shares of common stock, $.001 par value per share, of LifeCell Corporation (the “Company”) for offer and sale under the LifeCell Corporation Equity Compensation Plan (the “Plan”).

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this registration statement filed pursuant to the requirements of Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Commission allows us to “incorporate” into this Registration Statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Registration Statement, and information we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement:

(i)	Our Annual Report on Form 10-K for the year ended December 31, 2004;

(ii)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

(iii)	Our Current Reports on Form 8-K filed with the SEC on April 4, 2005, and on July 25, 2005 (relating to the LifeCell Corporation Equity Compensation Plan);

(iv)	Our Definitive Proxy Statement on Schedule 14A for our annual meeting of shareholders held on July 19, 2005, filed on June 17, 2005;

(v)
The description of our common stock, $.001 par value, contained in our most recent registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“GCL”) provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in nonderivative suits for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, such person must have had no reasonable cause to believe his or her conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and so long as he or she had not been found liable for negligence or misconduct in the performance of his or her duty to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

Article Seventh (B) of the Company’s Restated Certificate of Incorporation, as amended provides that:

The Corporation shall indemnify any director or officer to the full extent permitted by Delaware law.

Article Seventh (A) of the Company’s Restated Certificate of Incorporation, as amended provides that:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article X of the Company’s Amended and Restated By-Laws provides that:

Third Party Actions. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Actions by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Mandatory Indemnification. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 10.01 and 10.02, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Determination of Conduct. The determination that a director, officer, employee or agent has met the applicable standard of conduct set forth in Sections 10.01 and 10.02 (unless indemnification is ordered by a court) shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article X.

Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to, the other sections of this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Restated Certificate of Incorporation, any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Our Equity Compensation Plan provides that neither our Board, the Committee appointed by the Board to administer the Equity Compensation Plan, nor any member or delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Equity Compensation Plan, and each of the foregoing shall be entitled in all cases to indemnification and reimbursement by us in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

ITEM 9.	UNDERTAKINGS

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Branchburg, State of New Jersey, on the 27th day of July, 2005.

LIFECELL CORPORATION

/s/ Steven T. Sobieski
By:	Steven T. Sobieski
Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer) and Director	July 27, 2005
Paul G. Thomas

/s/ Steven T. Sobieski	Vice President, Chief Financial Officer (Principal Financial Officer) and Secretary	July 27, 2005
Steven T. Sobieski

*	Controller (Principal Accounting Officer)	July 27, 2005
Bradly C. Tyler

*	Director	July 27, 2005
Michael E. Cahr

*	Director	July 27, 2005
David Fitzgerald

*	Director	July 27, 2005
James G. Foster

*	Director
Martin P. Sutter		July 27, 2005

* /s/ Steven T. Sobieski
By: Steven T. Sobieski
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description	Page No.

4.1
Restated Certificate of Incorporation of LifeCell Corporation, as amended (incorporated by reference to Exhibit 3.1 to LifeCell Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 1998).

4.2	By-laws of LifeCell Corporation, as amended and restated (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1996).

5.1	Opinion of Lowenstein Sandler PC*

10.1	LifeCell Corporation Equity Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 25, 2005).

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Lowenstein Sandler PC (contained in Exhibit 5.1).*

24	Powers of Attorney.**
_________________________
* Filed herewith.

** Previously filed.